Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Auditors” and “Financial Highlights” in the Prospectus and "Financial Statements" in the Statement of Additional Information and to the use of our report dated May 30, 2013 with respect to the financial statements of Morgan Creek Global Equity Long/Short Institutional Fund as of March 31, 2013, and for the year then ended, included in the Post-Effective Amendment No. 5 to the Registration Statement (Form N-2 No. 333-169083) and Amendment No.8 to the Registration Statement (Form N-2 No. 811-22461).

/s/ ERNST & YOUNG LLP

New York, New York
June 10, 2013